Exhibit 10.4

January 24, 2005

Mr. Jeffrey S. Cartwright

5568 Shannon Ridge Lane

San Diego, CA  92130

Dear Jeff:

We are pleased to confirm the principal terms of your employment as Senior Vice President, Finance, and Chief Financial Officer of New Horizons Worldwide, Inc. with a start date to be agreed upon.

Your compensation and benefits package will consist of the following items:

1.               $215,000 annual base salary. This will be increased to a minimum of $225,000 at your one year anniversary.

2.               A bonus program that will be targeted to pay 50% of your base compensation or $107,500 on an annual basis for achievement of 2005 EBIT goals.

3.               To compensate you for the bonus you are forgoing, we will pay you a $50,000 signing bonus.

4.               50,000 New Horizons Worldwide, Inc. stock options.  The options will be valued at market value at your start date, vest 20% per year for five years and be exercisable for ten years.  The options will immediately vest in the event of a change of control. These options will be governed by additional terms and conditions, which are outlined in the enclosed separate form of Stock Option Agreement.

5.               A benefits package covering medical, dental and vision insurance and 401(k) plan.

a.               Except for the 401(k) Plan, which shall operate as described in the benefits package description we will send to you, the other benefits shall become effective the first of the month following your start date.

b.              You will begin accruing vacation the first of the month following your start date at a rate of two weeks per year.

c.               New Horizons will pay 100% of the cost of your vision insurance premium and 100% of the cost of your dependents’ premium.

d.              New Horizons will pay the premium for the basic life insurance coverage of $50,000.

1900 S. State College Blvd., Suite 200	Anaheim, CA 92806	main (714) 940-8000	www.newhorizons.com

Jeffrey S. Cartwright

Offer of Employment

January 24, 2005

e.               New Horizons will pay the premium for the officer long-term disability plan and regular long-term disability plan.

f.                 A summary of the benefits package will be sent to you tonight.

6.               While it is our goal and preference that you relocate to Orange County by the fall 2005 school term, you and I will evaluate the importance and timing of the relocation.  In the event we decide that relocation is appropriate, your relocation package will consist of the following:

a.               Pack, unpack and transport all household goods.

b.              Sales commission on the sale of your current home at not greater than 7% of the sales price.

c.               Documented, non-recurring closing costs on the purchase of an Orange County house, but not including points.

d.              To the extent that these items represent taxable income to you, they will be grossed up to provide for the tax expense.

7.               In the event that you are terminated without cause either during direct employment with New Horizons or within six months of a change of control, you will be granted six months severance pay.

Jeff, I and the Board of Directors are excited to have you join us.  You will make a huge difference in our business and I am here to support your success in every way possible.  If the foregoing meets with your approval, please sign and return a copy of this letter at your first convenience.

Very truly yours,

Thomas J. Bresnan
Chief Executive Officer

AGREED AND ACCEPTED:

/s/Jeffrey S. Cartwright
Jeffrey S. Cartwright

INSERT DATE
Date

February 10, 2005

Jeff Cartwright

New Horizons Computer Learning Centers, Inc.

1900 S. State College Blvd., Suite 200

Anaheim, CA 92806

Dear Jeff:

This will amend and clarify our letter to you dated January 24, 2005.

1.               The stock options will vest 25% per year for four years.

2.               The annual bonus program will be structured the same as Tom Bresnan’s and Martin Bean’s, which is as follows:

% of EBIT	% of Target Bonus Earned	Bonus
90	25	26,875
95	62.5	67,188
100	100	107,500
110	125	134,375
120	150	161,250
130	175	188,125
140	200	215,000

Very Truly Yours,

/s/Thomas J. Bresnan
Thomas J. Bresnan
CEO

Accepted and Agreed:

/s/Jeff Cartwright
Jeff Cartwright

TB:cas